Exhibit 99.1
For further information contact:
David Carey
Lazar Partners Ltd.
212-867-1762
dcarey@lazarpartners.com
Electro-Optical Sciences Announces Licensing Agreement with KaVo
Dental GmbH to Commercialize DIFOTI®
IRVINGTON, New York – December 11, 2006 – Electro-Optical Sciences, Inc. (“EOS”) [NASDAQ: MELA], today announced that it has signed an exclusive licensing agreement with KaVo Dental GmbH (“KaVo”), a leading dental equipment manufacturer, to further develop and commercialize DIFOTI®, a U.S. Food and Drug Administration-cleared non-invasive imaging device developed by EOS for the detection of dental caries.
In accordance with the terms of the agreement, KaVo will pay EOS an upfront sum, as well as annual royalties based on the number of systems sold per calendar year. KaVo has made a significant dollar commitment to refine the DIFOTI product for commercial launch.
“We are excited to add DIFOTI to our product portfolio. DIFOTI presents an ideal addition to our strategy for prophylactic and minimal invasive technologies. It visualizes dental caries, or tooth decay in an X-Ray like image without exposing the patient to radiation – with a sensitivity of up to 10 times. We believe it will enable dentists to improve and accelerate diagnosis. It supports the current trend towards Minimally Invasive Dentistry and fits very well with our other products in the portfolio,” said Bob Joyce, President of KaVo North America.
“We are pleased that KaVo will be commercializing DIFOTI to realize its true value in the high-tech dental arena. KaVo is known for its constant innovation and we believe that their marketing expertise will allow for tremendous success with DIFOTI,” said Joseph V. Gulfo, MD, MBA, president and CEO of EOS. “EOS remains focused on the development and commercialization of MelaFind, our non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma.”

About Electro-Optical Sciences
EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind, EOS’s flagship product, features a hand-held imaging device that emits multiple wavelengths of light to capture images of suspicious pigmented skin lesions and extract data. The data are then analyzed against EOS’s proprietary database of melanomas and benign lesions using sophisticated algorithms in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
About KaVo
KaVo is the premier technology oriented dental equipment manufacturer with a long history of leading innovations. Originally known for its superior hand pieces and dental treatment units, KaVo has systematically developed products in the last 30 years in the areas of prophylactic, minimal invasive and aesthetic dentistry, serving dentists and dental labs. KaVo has extensive market coverage world wide, with a focus in Europe, North America, and Asia Pacific.
For more information on KaVo, visit www.kavo.com
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
# # #